Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 1, 2023 (the “Effective Date”) by and between Heritage Global Inc., a Florida corporation (“Company”), and David Ludwig (“Executive”).

The parties hereto believe that it is in their respective interests to enter into an employment agreement whereby, for the consideration specified herein, Executive shall provide the services specified herein. Certain definitions are set forth in Section 7.

The parties hereto agree as follows:

Section 1.
Employment.
(a)
Employment Period. Company agrees to employ Executive, and Executive accepts such employment for the period beginning on the Effective Date and ending on December 31, 2027 (the “Initial Term”). Upon completion of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each a “Renewal Term”) unless either party to this Agreement gives notice of non-renewal (pursuant to Section 8 hereof) not less than one hundred eighty (180) days prior to the end of such Initial or Renewal Term. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 2 hereof. The period of time between the Effective Date and the termination or expiration of Executive’s employment hereunder for any reason shall be referred to herein as the “Employment Period.” The date on which Executive’s employment hereunder shall be terminated for whatever reason, whether with or without Cause or Good Reason or due to a nonrenewal of this Agreement by either party, shall be referred to herein as the “Termination Date.”
(b)
Position and Duties.
(i)
During the Employment Period, Executive shall serve as President of the Financial Assets Division (defined below). Executive shall report to the Chief Executive Officer of Company. Executive shall have the normal duties, responsibilities, and authority implied by such position and shall perform such other activities as are directed by Company’s Board of Directors (the “Board”), subject in each case to the power of the Board to expand, limit, or otherwise alter such duties, responsibilities, positions, and authority and to otherwise override actions of officers. In addition, within fourteen (14) days following the end of each quarter during the Employment Period (commencing with the quarter ending September 30, 2023), Executive shall prepare and provide to the Chief Executive Officer of Company (“CEO”) a Transition and ERM Report (defined below). CEO shall then have fourteen (14) calendar days to notify Executive if the Transition and ERM report for the applicable quarter does not, in CEO’s reasonable discretion, meet the criteria set forth in Section 7(h) of this Agreement with respect to the Financial Assets Division’s practices. In that event, Executive shall have thirty (30) days following timely receipt of CEO’s notice of any deficiency in the report to cure said deficiencies.
(ii)
Executive shall devote his reasonable best efforts and substantially all of Executive’s full business time and attention to the business and affairs of Company given Executive’s title as stated herein, except for permitted vacation periods in accordance with

Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities, provided that none of such activities materially interfere with Executive’s duties to Company or its Affiliates or otherwise violate Executive’s duty of loyalty to Company. Executive shall comply will all policies and procedures of Company and its Affiliates, as applicable and as may be amended by Company or Affiliates from time to time in Company or Affiliates’ sole discretion, including the written code of ethics of Company, as will be delivered to Executive prior to the Effective Date and made available to Executive upon request.
(c)
Salary and Benefits and Bonus.
(i)
During the Employment Period, Company shall pay Executive a base salary at the rate of no less than $400,000 per year (the “Base Salary”). The Base Salary shall be paid in accordance with the regular payroll practices of Company with respect to executive officers of Company, subject to applicable withholdings and deductions.
(ii)
During the Employment Period, Executive will be entitled to participate in all health and welfare benefit plans and practices maintained by Company, if any, for its executive employees generally in accordance with the terms of such plans and practices as in effect from time to time, and in any other insurance, health, retirement or welfare benefit plans, programs and practices which Company generally provides to its executives from time to time, in its sole discretion.
(iii)
During the Employment Period, Executive shall be entitled to an annual bonus (in arrears, and prorated for any partial year on or after the Effective Date) in an amount equal to twelve percent (12%) of NOI during the applicable calendar year (the “Annual Bonus”). Any Annual Bonus shall be paid no later than March 15th of the year following the year to which the Annual Bonus corresponds (the “Bonus Year”), and Executive must be employed on the last day of the Bonus Year in order to be entitled to receive the Annual Bonus; provided that if Executive’s employment is terminated due to death or by Company due to Executive’s Disability, or by Company or Employee via non-renewal or by Company without cause, Executive will be entitled to receive a prorated Annual Bonus (or full Annual Bonus should the termination become effective at year end) for the Bonus Year that includes Executive’s death or termination by Company (a “Prorated Bonus”). Any Prorated Bonus will be determined by Company in its reasonable discretion consistent with past practice and calculated based on the number of days in the Bonus Year during which Executive’s employment under the terms of this Agreement was in effect (a “Short Year”), and provided that Company determines a positive NOI for the Short Year. Any payment of a Prorated Bonus in the event of Executive’s death, termination by Company due to Executive’s Disability, termination by Company or Employee by non-renewal, or termination by Company without cause will be made at the same time as such Annual Bonus would have otherwise been paid absent Executive’s death, Disability, or termination by Company. The Annual Bonus shall replace any and all bonus opportunities available to Executive under any other agreement or plan between Executive and the Company or its Affiliates, and Executive hereby forever waives and releases the right to any bonus proceeds under any such other agreement or plan (excluding any bonus proceeds earned and payable to Executive as of the Effective Date, which the parties agree shall be prorated for the portion of the calendar year prior to the Effective

Date; for clarity, the parties agree that Executive’s bonus for the time period of January 1, 2023 to May 31, 2023 will be determined per the terms of his previous employment agreement, i.e., his employment agreement dated May 31, 2014 with National Loan Exchange Inc. (a wholly owned subsidiary of Company) and the June 1, 2018 addendum thereto, and consistent with past practices, and his bonus for the time period of June 1, 2023 to December 31, 2023 will be determined using the terms of this Agreement with the time period of June 1, 2023 to December 31, 2023 being considered a Short Year with Prorated Bonus).

For purposes of this Agreement, “NOI” means the net operating income of Company’s Financial Assets Division (including Interest Expense) for the calendar year in question, determined by Company in its reasonable discretion, consistent with past practice, minus the Expense Allocation for the calendar year in question.. For purposes of this Agreement, “Financial Assets Division” means the business currently conducted by National Loan Exchange, Inc. and Heritage Global Capital LLC. For purposes of this Agreement, “Expense Allocation” means an amount equal to $1,600,000.00. For each calendar year beginning after 2023, the Expense Allocation will increase by an amount equal to the product of: (i) any increase in the aggregate corporate overhead expense of Company’s enterprise during the immediately preceding calendar year, as determined by Company in its reasonable discretion, multiplied by (ii) 0.5; provided that the Expense Allocation for any calendar year shall not be increased by more than $100,000 in any year up to an aggregate amount of $400,000 over the Term. However, if in a previous year the expense allocation would have been greater than $100,000, but was capped at $100,000 per the provision above, in the next year if the Expense Allocation is less than $100,000, it may be raised to the lesser of $100,000 or the amount of the Expense Allocation plus the difference between the previous years’ uncapped Expense Allocation and $100,000 (By way of example, if in year 2, the Expense Allocation would have been $125,000, but was capped at $100,000 per the provision above, and if in year 3, the Expense Allocation is $40,000, the previous year’s $25,000 excess may be added to year 3’s Expense Allocation, resulting in an Expense Allocation of $65,000 for year 3). For purposes of this Agreement, “Interest Expense” for any calendar year means the actual interest cost incurred by Company with respect to any funds borrowed from Company’s bank credit facility or a third-party and used to fund Heritage Global Capital LLC’s portion of any loan made by Heritage Global Capital LLC as calculated in accordance with Company’s standard accounting practices. For the purposes of this provision, references to Heritage Global Capital LLC include any special purpose vehicle subsidiary of Heritage Global Capital LLC and any entity in which a special purpose vehicle subsidiary is a member or participant. For further clarification, Interest Expense will not be deducted dollar for dollar from Executive’s Bonus, but as stated above, will be included in the calculation of the NOI of the Financial Assets Division in calculating Executive’s Bonus. Notwithstanding the foregoing, if, during the Term, Company raises capital for the benefit of Heritage Global Capital LLC (or any other division), Executive and Company shall discuss whether and to what extent equity, finance or corporate costs directly attributable to such capital raise shall be included in the Expense Allocation for the purposes of determining NOI and Executive’s bonus hereunder.

(d)
Business Expenses. Subject to Company’s established policies and procedures for business expense reimbursement, which may be amended from time to time in the Board’s sole discretion, Company shall pay or reimburse Executive (at Company’s option) for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, including, but not limited to, for food and lodging accommodations that would reasonably be expected to be incurred for a similarly situated executive traveling on behalf of Company, and business development expenses and entertainment expenses, consistent with past practices between Company and Executive (i.e. Company will continue to reimburse Executive for expenses as it has previously).
(e)
Workplace and Work Schedule. Executive shall primarily work at the Company’s office in Edwardsville, Illinois, and will be expected to travel regularly in the course and scope of his employment. Executive is entitled to such holidays as are established by Company’s policies.
(f)
Vacation. Executive is entitled to four (4) weeks of paid vacation each year during the Employment Period at a rate of Executive’s then applicable Base Salary (prorated for the period of vacation). Scheduling of Executive’s vacation is subject to Company’s reasonable needs. Accrued and unused paid time off will be paid out to Executive upon separation of employment consistent with Company policy in effect as of the Termination Date.
Section 2.
Termination of Employment.
(a)
Termination Due to Death or Disability of Executive. Executive’s employment shall automatically terminate upon the death of Executive. Company may also terminate Executive’s employment during the Employment Period due to his Disability.
(b)
Termination by Company for Cause. Company may terminate the employment of Executive immediately at any time during the Employment Period for Cause by giving him a Notice of Termination.
(c)
Termination without Cause or Good Reason. Company may terminate Executive’s employment immediately at any time during the Employment Period without Cause by giving Executive a Notice of Termination. Executive may terminate Executive’s employment at any time during the Employment Period without Good Reason by giving Company a Notice of Termination at least thirty (30) days prior to the Termination Date.
(d)
Termination by Executive for Good Reason. Executive may terminate his employment during the Employment Period for Good Reason by providing Company a Notice of Termination. For the purposes of this Agreement, a Notice of Termination for Good Reason shall mean a notice by Executive specifying the existence of one or more of the conditions described in Section 7(e) within forty-five (45) days after the initial existence of the condition. Upon receipt of that notice, Company shall have a period of ninety (90) days to remedy the condition or conditions specified in the Notice of Termination for Good Reason. The Notice of Termination for Good Reason must specify a Termination Date of not more than thirty (30) days after the last day of Company’s cure period. If Company remedies the condition within the ninety (90) day period, the Notice of Termination for Good Reason shall become ineffective, and Company shall have no obligations under this Agreement as a result of or associated with notice of termination, and instead the Agreement will continue in its normal course.
(e)
Termination Due to Nonrenewal of this Agreement. Executive’s employment hereunder shall automatically terminate following a nonrenewal of this Agreement pursuant to Section 1 hereof.
Section 3.
Effect of Termination of Employment.
(a)
Death or Disability; Termination by Company for Cause; Termination by Executive without Good Reason; Termination Due to Nonrenewal. If Executive’s employment is terminated due to death or Disability pursuant to Section 2(a), or for Cause pursuant to Section 2(b), or by Executive without Good Reason pursuant to Section 2(c), or due to nonrenewal of this Agreement by either Company or Executive, then neither Executive nor his beneficiary or estate will have any further rights or claims against Company or its Affiliates under this Agreement, except the right to receive:
(i)
the earned but unpaid portion, if any, of the Base Salary and vacation, through the Termination Date;
(ii)
any outstanding amounts owed to Executive, if any, pursuant to Section 1(d), which amount shall be paid within ninety (90) after Executive incurred such expense (collectively, the amounts payable under Sections 3(a)(i) and 3(a)(ii) are referred to herein as the “Accrued Compensation”); and

(iii)
only if Executive’s employment is terminated due to the death of Executive or by Company due to Executive’s Disability or by Company by non-renewal, any Prorated Bonus (or full Bonus in the case of non-renewal) in accordance with Section 1(c)(iii).

(b)
Without Cause. If Executive’s employment is terminated by Company without Cause pursuant to Section 2(c), then neither Executive nor his beneficiary or estate shall have any further rights or claims against Company under this Agreement, except the right to receive:

(i)
the Accrued Compensation and Prorated Bonus (or Annual Bonus should the termination become effective at year end); and
(ii)
subject to Section 9(b), payment of the greater of: (1) an amount equal to Executive’s then annual Base Salary; or (2) an amount equal to four (4%) percent of the net amount of any revenues received by National Loan Exchange, Inc. on forward flow contracts entered during Executive’s tenure with the Company (meaning gross revenues received pursuant to such forward flow contracts less all commissions paid, whether internal or external, with respect to such forward flow contracts) for the twelve months succeeding Executive’s termination (the “Contract Revenue Amount”) (the amount payable under this Clause (ii), “Severance”), with such Severance to be paid as follows:
(A)
Within ten (10) business days following the later of the date of execution of the Release described in Section 3(d) herein or the expiration of any applicable recission period set out in the Release (defined in Section 3(d) below), Company shall pay Executive a sum equal to Executive’s then annual Base Salary; and

(B)
Within thirty (30) calendar days following the one-year anniversary of Executive’s termination, in the event Company determines in its sole but reasonable discretion that the Contract Revenue Amount exceeds the sum of $10,000,000, Company shall pay to Executive a sum equal to the product of four (4%) percent times the Contract Revenue Amount less the $400,000 sum paid pursuant to subsection 3(b)(ii)(A) above.

All payments made under subsection (b)(ii) shall be subject to applicable withholdings and deductions.

(c)
Good Reason. If Executive’s employment is terminated by Executive for Good Reason pursuant to Section 2(d), then neither Executive nor his beneficiary or estate shall have any further rights or claims against Company or its Affiliates, except the right to receive: (i) the Accrued Compensation and Prorated Bonus (or Annual Bonus should the termination become effective at year end), plus (ii) Severance; provided that, to receive Severance, for a period of 90 days following termination of Executive’s employment for Good Reason (the “Transition Period”), Executive must provide such assistance as Company may request to transition his roles, responsibilities and knowledge regarding the business of Company and its Affiliates to such personnel as Company may specify. Company may end the Transition Period early by written notice to Executive. Severance shall be paid as set forth in Section 3(b)(ii) above and shall be subject to applicable withholdings and deductions. In addition, to the extent permitted by Company’s benefit plans and applicable law, during the Transition Period Executive shall be entitled to participate in Company’s health benefit plans in accordance with Section 1(c)(ii); provided that if such participation is not permitted under Company’s benefit plans or applicable law, then Company shall use good faith efforts to enable Executive to continue participation in such health benefit plans under COBRA by continuing to pay premiums at the contribution level in effect for Executive until the end of the Transition Period.
(d)
Release. Executive acknowledges and agrees that the payments provided for in Sections 3(b)(ii) and 3(c)(ii) constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of Executive’s employment during the Employment Period without Cause pursuant to Section 2(c) or with Good Reason pursuant to Section 2(d). Notwithstanding the foregoing, as a condition to receiving the payments set forth in Section 3(b)(ii) or Section 3(c)(ii), Executive shall execute and agree to be bound by a release agreement, in form and substance reasonably satisfactory to Company, but which will not require release of the claim to be paid the amount to be specified in the release (i.e., the amount that is actually due under either Sections 3(b)(ii) or3(c)(ii)) (the “Release”), relating to the waiver and general release of any and all claims arising out of or relating to Executive’s employment and termination of employment. Executive will not be entitled to any of the payments contemplated under Section 3(b)(ii) or Section 3(c)(ii), as the case may be, if Executive fails to execute such Release or seeks to revoke such Release before it becomes effective. In addition, if Executive violates the terms of Section 4, the continuing obligations of Company to make the payments contemplated under Section 3(b)(ii) or Section 3(c)(ii), as the case may be, shall immediately terminate.

Section 4.
Restrictions.
(a)
Executive shall at all times, both during the Employment Period and for a period of twelve (12) months following the Termination Date (or, with respect to any trade secret, for so long as such trade secret retains its status as such under applicable law), keep strictly confidential and not use or disclose to any third party any trade secret, information, knowledge or data not generally known to the public which Executive may have learned, discovered, developed, conceived, originated, prepared or received prior to, during or as a result of Executive’s employment by Company or any Affiliate with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, Agents, customers, clients, pricing of products or services, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of Company or any Affiliate, including the Intellectual Property Rights (defined below) of Company or its Affiliates (“Proprietary Information”). Executive acknowledges that Proprietary Information includes, without limitation, the business or other needs, requirements, preferences or other information relating to Agents and customers of Company or any Affiliate, acquisition targets of Company or any Affiliate and all information or data collected by Company with reference thereto. Proprietary Information shall not include any information that is or becomes generally available to the public other than as a result of a wrongful or unauthorized disclosure by Executive. Executive shall comply with any and all procedures which Company may adopt from time to time to preserve the confidentiality of any trade secret or other confidential and proprietary information. Immediately upon the Termination Date, Executive shall, at the option of Company (i) return to Company all Proprietary Information he has received or obtained, regardless of how recorded, including all copies thereof made by him or any employee, agent or advisor of or to him or (ii) destroy (or cause to be destroyed) all materials incorporating or based on such Proprietary Information. In each case, Executive shall certify in writing that the foregoing has been completed. Company may, in its sole discretion, upon or after the Termination Date, notify Executive’s new employer, clients or other parties that Executive has had access to certain trade secrets or other confidential and proprietary information which Executive is under a continuing obligation for the applicable time period not to use or disclose. In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any Proprietary Information, Executive will give Company prompt written notice of such request or requirement so that Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Executive will cooperate with Company to obtain such protective order. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, Executive is nonetheless, based upon the advice of counsel, legally compelled to disclose Proprietary Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may, without liability hereunder, disclose to such tribunal only that portion of the Proprietary Information which, based upon the advice of counsel, is legally required to be disclosed, provided that Executive exercises reasonable efforts to preserve the confidentiality of the Proprietary Information, including, without limitation, by cooperating with Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information required to be disclosed by such tribunal. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing herein shall prohibit Executive from reporting, without prior notice to Company and without a protective order, a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, receiving a monetary recovery for information provided to such agency, or making disclosures that are otherwise protected under applicable law or regulation. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:
(A)
Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(B)
If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
(b)
In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of twelve (12) months following the Termination Date, Executive shall not directly or indirectly: (i) engage in or become associated with any Competitive Activity (defined below); or (ii) induce or influence any Agent, customer, supplier, or other person that has a business relationship with Company or any Affiliates to discontinue or reduce the extent of such relationship. Executive will be considered to have become “associated with a Competitive Activity” if he becomes, directly or indirectly, involved (in a business but not social capacity) with any Person that is engaged in a Competitive Activity, whether as an owner, employee, employer, consultant, principal, officer, director, independent contractor, agent, partner, advisor or in any other capacity, with or without compensation; provided, however, that Executive will not be prohibited from passive ownership of less than five percent (5%) of any publicly traded corporation that is in competition with Company. “Competitive Activity” means (i) engaging in the business of purchasing and selling surplus or distressed financial assets, facilitating such purchases and sales or (ii) engaging in any other services being offered or planning to be offered by Company or its Affiliates, on or before the Termination Date.
(c)
In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of the Proprietary Information, both during the Employment Period and for a period of twelve (12) months following the Termination Date, Executive shall not, directly or indirectly, for his own account or as a partner, joint venturer, employee, agent, or consultant: (i) solicit or seek to employ, engage, retain or solicit any person who, during any portion of the two (2) years prior to the Termination Date was, directly or indirectly, employed as an employee, engaged as an independent contractor or Agent or otherwise retained by Company or any Affiliates; (ii) induce any Person to leave his or her employment with Company or any Affiliates, terminate an independent contractor or Agent relationship with Company or terminate or reduce any contractual relationship with Company or any Affiliates; or (iii) use Company’s Proprietary Information to directly or indirectly induce or influence any Agent, customer, supplier, or other person that has a business relationship with Company or any Affiliates to discontinue or reduce the extent of such relationship.
(d)
Both during and after the Employment Period for twelve months, except as required by applicable law or compelled by legal process, neither Executive nor anyone acting on his behalf will (i) make any derogatory, disparaging or critical statement about Company or its Affiliates, or any of their present or former officers, directors, employees, shareholders or (ii) without the prior written consent of Company, communicate, directly or indirectly, with the press or other media concerning Company or its Affiliates, or the present or former employees or business of Company or its Affiliates (other than incidental references to Company or its Affiliates or their business which are non-specific in nature and included as a part of Executive’s general market observations). Further, Company agrees that, both during and after the Employment Period for twelve months, except as required by applicable law or compelled by legal process, its officers and members of the Board will not (i) make any derogatory, disparaging or critical statement about Executive or (ii) without the prior written consent of Executive, communicate, directly or indirectly, with the press or other media concerning Executive. Nothing in this Section 4(d) shall prohibit either Executive or Company from reporting violations of law or instances of harassment or discrimination.
(e)
All works of authorship, processes, improvements, formulations, ideas, inventions, designs and discoveries, whether patentable or not and all patents, copyrights, trademarks, trade secrets, and other intangible rights that may be or have been conceived or developed by Executive either alone or with others, during the Employment Period or any extension or renewal thereof, whether or not conceived or developed during working hours, and with respect to which any equipment, supplies, facilities, or trade secret information of Company or any Affiliate was used, or that related to the business of Company or any Affiliate or to Company’s or any Affiliate’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Company or any Affiliate (collectively “Intellectual Property Rights”), will be the sole property of Company. Notwithstanding anything herein to the contrary, as provided in the Employee Patent Act, 765 Ill. Comp. Stat. Ann. 1060/2, this Section 4(e) does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company or any Affiliate was used and which was developed entirely on the Executive's own time, unless (i) the invention relates (A) to the business of Company or any Affiliate, or (B) to Company’s or any Affiliate’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for Company or any Affiliate.
(f)
All Intellectual Property Rights that are subject to copyright protection and reduced to tangible form in whole or in part by Executive in the course of his employment shall be deemed to be a “work made for hire” as that term is used in 17 U.S.C. 101 et seq., and Executive shall take all actions reasonably requested by Company in order for Company to obtain or register copyrights in such material. To the extent not a “work made for hire,” Executive hereby assigns to Company the entire right, title, and interest in and to all Intellectual Property Rights which are to be the property of Company or any Affiliate under Section 4(e). To the extent such Intellectual

Property Rights cannot be assigned to Company, Executive hereby grants Company an exclusive, worldwide, royalty free, perpetual, irrevocable and fully sub-licensable license to use and exploit such Intellectual Property Rights, in Company’s sole discretion, in all media now known and hereafter discovered as though Company were owner thereof. Upon request of Company, whether during or following Executive’s employment, Executive shall execute all such assignments, oaths, declarations, and other documents as may be prepared by Company to effect the purposes of this paragraph. Upon request of Company from time to time, whether during or following Executive’s employment, Executive shall provide Company with all information, documentation, assistance, and other acts that Company reasonably may request to evidence, perfect, enforce, transfer, or defend Company’s proprietary rights in, to, or based upon Intellectual Property Rights which are to be the property of Company or any Affiliate under Section 4(e). Executive shall provide all such information, documentation, assistance, and other acts for no additional consideration other than actual and necessary out-of-pocket expenses that are incurred at Company’s request. Executive hereby irrevocably designates and appoints Company as his attorney-in-fact and agent to act for and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive.

(f)
Illinois Statutory Limitation on Assignment. Executive understands and acknowledges that Work Product does not include, and any provision in this Agreement requiring Executive to assign (or otherwise providing for ownership by company or its Affiliates of) rights to an invention does not apply to, any invention that qualifies fully under the provisions of 765 ILCS 1060/2(1), including any idea or invention that is developed entirely on Executive’s own time without using the equipment, supplies, facilities or trade secret information of Company or its Affiliates, and that does not either (i) relate to the business, or actual or demonstrably anticipated research or development of Company or its Affiliates or (ii) result from any work performed by Executive for Company or its Affiliates.
(g)
Executive shall abide by policies related to his employment by Company applicable to comparable executives as they are promulgated by Company from time to time.
(h)
Executive acknowledges that the breach or attempted or threatened breach of this Section 4 will result in immediate and irreparable injury to Company for which Company will not have an adequate remedy at law. As such, Executive acknowledges and agrees that Company shall be entitled, in addition to all other remedies, to a decree of specific performance thereof and to a temporary and permanent injunction enjoining such breach, without the necessity of posting bond or furnishing any similar security. The parties’ obligations under this Section 4 will survive any termination of Executive’s employment or this Agreement hereunder, including, without limitation, any termination due to nonrenewal of the Agreement.
Section 5.
Acknowledgments By Executive.

Executive understands that the restrictions contained in Section 4 are being entered into in as a condition for continued employment with Company and Company entering into this Agreement. Executive acknowledges that Executive has received and will receive sufficient consideration and other benefits as an employee of Company and as otherwise provided hereunder to clearly justify such restrictions, which, given the education, skills and ability of Executive, will not prevent Executive from earning a livelihood. Executive further acknowledges that this Agreement would not have been entered into and the benefits described in Section 1 and Section 3 would not have been promised in the absence of Executive’s promises under Section 4. Further, with respect to those covenants set forth in Sections 4(b) and (c) above, Executive acknowledges that Company has advised him to consult with an attorney before entering into said covenants and that Company shall provide Executive with not less than 14 calendar days to review the covenants prior to executing this Agreement, provided Executive may voluntarily elect to sign this Agreement including said covenants before the expiration of the 14-day period.

Section 6.
Tax Withholding and Set off.

Company may withhold from any compensation or Severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Company shall have the right to set off any payments owed to Executive under this Agreement against amounts owed to Company or its Affiliates by Executive; provided, however, that such set off shall be made only if the set off does not cause the imposition of tax or additions to tax pursuant to section 409A(a)(1) of the Code. Notwithstanding anything herein to the contrary, Executive shall be treated as an “employee” for federal and state tax purposes and also for purposes of any other state or federal laws governing unemployment compensation, disability benefits or similar such law.

Section 7.
Definitions.
(a)
“Affiliate” means any other Person controlling, controlled by, or under common control with Company, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise.
(b)
“Agent” means any Person which has received or is entitled to receive a commission from Company related to the sale or marketing of Company’s products or services.
(c)
“Cause” means actions or omissions by Executive: (i) constituting fraud, larceny, embezzlement, conversion or otherwise involving the misappropriation of assets of Company or any Affiliate or any other illegal conduct with respect to Company or any Affiliate which acts are harmful to, either financially, or to the business reputation of, Company or any Affiliate, in each case involving an amount in excess of $5,000 individually or in the aggregate; (ii) constituting gross negligence or intentional misconduct which damages Company or any Affiliate, in each case involving an amount in excess of $5,000 individually or in the aggregate; (iii) resulting in a conviction (or a plea of guilty or no contest) for any felony or any crime of moral turpitude; (iv) constituting habitual alcohol or substance abuse; (v) constituting a material breach of this Agreement which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof, including but by no means limited to Executive’s material failure to manage ERM and Transition and follow the process for delivering the Transition and ERM Reports as required by this Agreement (however, Executive shall have 30 days per Section 1(b) above to cure any deficiencies noted in the Transition and ERM Report); (vi) constituting a material failure by Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure; (vii) resulting in an unauthorized breach of Company’s Code of Conduct which if curable, is not cured within (15) days after receipt of written notice thereof; (viii) constituting a breach of the fiduciary duty owed by Executive to Company or any Affiliate which, if curable, is not cured within fifteen (15) days after receipt of written notice thereof; or (ix) otherwise constituting a material breach of this Agreement that, if curable, is not cured within 15 days after receipt of written notice thereof.
(d)
“Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Company. Disability shall be determined by a physician acceptable to both Company and Executive, or, if Company and Executive cannot agree upon a physician within fifteen (15) days after Company claims that Executive is suffering from a Disability, by a physician selected by two (2) physicians, one designated by each of Company and Executive. Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of Executive’s Disability.
(e)
“Good Reason” means: (i) any diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authorities, duties or responsibilities, or (iii) any material breach of any material provision of this Agreement by Company. Executive must provide written notice of Executive’s termination for Good Reason within 45 days of the initial occurrence of the Good Reason event in order for Executive’s termination for Good Reason to be effective hereunder, and Company shall have 90 days from the date on which such notice is provided to cure such Good Reason event (the “Cure Period”). If the Company fails to rectify the Good Reason event prior to the expiration of the Cure Period, then Executive may terminate employment within 30 days following expiration of the Cure Period and receive the payments under Section 3(c). If Executive does not terminate employment within 30 days following expiration of the Cure Period, then Executive will be deemed to waive his right to receive payments under Section 3(c) regarding such Good Reason event.
(f)
“Notice of Termination” means a written notice that indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.
(g)
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency or political subdivision thereof), or any other legal entity.

(h)
“Transition and ERM Report” means an annual, detailed, written report:
(i)
providing a reasonable and customary (for companies similar in size and operations to the Financial Assets Division) succession plan that enables Company to transition Executive’s roles and responsibilities to a replacement executive officer, and for Executive to transfer the institutional knowledge held by executive to such a replacement officer, in each case in all material respects; and
(ii)
providing a reasonable and customary (for companies similar in size and operations to the Financial Assets Division) enterprise risk management and risk mitigation strategy designed to ensure that all material risks in the following areas are managed appropriately:

Protection/controls to ensure liquidity to pay all clients’ proceeds (no misuse of client funds, paying them by contractual dates);

Adherence to Company’s and applicable Affiliates’ Investment Committee protocols;

Cyber security action plan/policy/procedure; and

Continuing Education and internal protocols for sexual harassment avoidance and awareness.

(iii)
specifying (in a reasonable and customary fashion for companies similar in size and operations to the Final Assets Division) what was completed during the preceding calendar year to prepare the Company for the transition specified above in 7h(i) and to accomplish risk mitigation for the areas specified above or to satisfy such risk mitigation efforts and goals.
Section 8.
Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and. return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Company:

Heritage Global Inc.
12625 High Bluff Drive, Suite 305
San Diego, CA 92130
Attention: Ross Dove

with a copy via email to jsklar@hginc.com

If to Executive:

David Ludwig

10 Sunset Hills Professional Centre

Edwardsville, IL 62025

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. or Canadian mail.

Section 9.
Section 409A Savings Clause.
(a)
Application of Section 409A. It is intended that this Agreement will comply with or be exempt from the requirements of Section 409A of the Code and the interpretive guidance thereunder, and this Agreement will be administered accordingly, and interpreted and construed on a basis consistent with such intent. The rules set forth in this Section 9 shall apply with respect to any payments that may be subject to section 409A of the Code notwithstanding any other provision of this Agreement.
(b)
Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 3(d) shall be made, if at all, in accordance with this Section 9(b), and only if Executive has delivered to Company a properly executed Release for which all legally mandated revocation rights of Executive have expired prior to the sixtieth (60th) day following the Termination Date. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Executive and ends in a second taxable year of Executive, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) day period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required delay pursuant to Section 9(c), if applicable. If Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the time specified in this Section 9(b), Executive shall forfeit all rights to any payments under Sections 3(c)(ii) and 3(d)(ii) of this Agreement.
(c)
Delayed Payments.
(i)
Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under section 409A(a)(2)(B) of the Code, then the terms of this Section 9(c) shall apply as required by section 409A of the Code. Any payment that is considered deferred compensation under section 409A of the Code payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and
(ii)
To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by Company or to the extent that such benefits otherwise would have been provided by Company at no cost to Executive, Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Company in accordance with the procedures specified herein.
(d)
Separation from Service. For purposes of this Agreement, the phrase termination of employment or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).
(e)
Series of Payments. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Executive will be deemed a separate payment.
(f)
Additional Section 409A Provisions. For purposes of section 409A of the Code, (i) Executive may not, directly or indirectly, designate the calendar year of any payment; (ii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted; and (iii) to the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of section 409A of the Code, (A) any such expense reimbursement shall be made by Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(g)
No Liability for Damages. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under section 409A of the Code, in no event whatsoever shall Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with section 409A of the Code.
Section 10.
General Provisions.
(a)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if the scope of any provision in Section 4 is found to be too broad to permit enforcement of such provision to its full extent, the parties consent to judicial modification of such provision and enforcement to the maximum extent permitted by law.
(b)
Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, for the avoidance of doubt, that certain Employment Agreement, dated May 31, 2014, by and between Company and Executive, as amended by that certain Addendum to the Employment Agreement dated effective as of June 1, 2018 and that certain Amendment to Addendum, effective June 1, 2019. However, this Agreement shall have no effect on any stock, shares, or ownership interests Employee has in the Company, its Affiliates or Agents. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(c)
Counterparts. This Agreement may be executed in separate counterparts (and the same may be delivered by means of facsimile or PDF file), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(d)
Successors and Assigns. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of each other party. Any purported assignment or delegation in violation of this Section shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.
(e)
Choice of Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflict of laws principles. Exclusive venue for any action arising out of or related to this Agreement will be only in state or federal court located in Madison County, Illinois and each party consents to the exclusive jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

(f)
Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.
(g)
Amendment and Waiver. The provisions of this Agreement may be amended and/or waived only with the prior written consent of Company and Executive.
(h)
Independent Legal Advice. Executive acknowledges that he has had the opportunity to seek independent legal and tax advice in his review of this Agreement, and that he has not relied on any statements by Company or its Affiliates, or their legal counsel with regard to the same.
(i)
Nonwaiver. No failure or neglect of either party in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by either party must be contained in a written instrument signed by the party to be charged and, in the case of Company, by an officer of Company (other than Executive) or other person duly authorized by Company.
(j)
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMPANY:

HERITAGE GLOBAL INC.

By: /s/ James Sklar

Name: James Sklar

Title: EVP. General Counsel and Secretary

EXECUTIVE:

/s/ David Ludwig

DAVID LUDWIG

[Signature Page – Employment Agreement]